UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

          CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
       SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION
           OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                         Commission File Number: 1-4040

                         SEARS ROEBUCK ACCEPTANCE CORP.
             (Exact name of registrant as specified in its charter)


                               3711 KENNETT PIKE,
                           GREENVILLE, DELAWARE 19807
                                 (302) 434-3100
   (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)

     6.75% Notes due 9/15/2005                  6.1% Internotes due 2/15/2008
     7.00% Notes due 7/15/2042                  6.25% Internotes due 2/15/2008
     7.40% Notes due 2/1/2043                   6.65% Internotes due 2/15/2008
     6.13% Series I due 11/15/2005              6.2% Internotes due 3/17/2008
     6.15% Series I due 11/15/2005              6% Internotes due 3/17/2008
     6.11% Series I due 11/15/2005              6.3% Series IV due 3/18/2008
     6.33% Series I due 12/12/2005              6.28% Series IV due 4/8/2008
     5.66% Series V due 12/14/2005              6.24% Series IV due 5/1/2008
     5.65% Internotes due 12/15/2005            6.3% Series IV due 5/29/2008
     5.75% Internotes due 12/15/2005            6.25% Series IV due 6/2/2008
     6% Internotes due 1/16/2006                6.19% Series IV due 6/19/2008
     6.125% Notes due 1/17/2006                 6.17% Series IV due 7/14/2008
     5.9% Internotes due 1/17/2006              6.2% Series IV due 7/15/2008
     5.9% Internotes due 1/17/2006              6.1% Series IV due 7/21/2008
     5.4% Internotes due 1/17/2006              6.125% Series IV due 8/15/2008
     0% Series V due 2/3/2006                   6.1% Series IV due 9/10/2008
     5.4% Internotes due 2/15/2006              6% Series V due 11/20/2008
     5.5% Internotes due 2/15/2006              6% Series V due 11/24/2008
     5.8% Internotes due 2/15/2006              5.75% Series V due 1/20/2009
     5.4% Internotes due 3/15/2006              5.7% Series V due 2/12/2009
     5.2% Internotes due 3/15/2006              5.875% Series V due 3/5/2009
     7.06% Series III due 10/10/2006            6.125% Series V due 3/16/2009
     6.7% Notes due 11/15/2006                  6.05% Series V due 3/30/2009
     7.2% Series III due 5/9/2007               6% Series V due 4/15/2009
     7.15% Series III due 5/21/2007             6.49% Series IV due 4/17/2009
     7% Notes due 6/15/2007                     6.25% Notes due 5/1/2009
     7.04% Series III due 6/19/2007             6.2% Series IV due 8/9/2010

     6.47% Series IV due 8/13/2007              7% Notes due 2/1/2011
     6.7% Notes due 9/18/2007                   7% Notes due 2/1/2011
     7.5% Notes due 10/15/2027                  6.75% Notes due 8/15/2011
     6.6% Series IV due 11/5/2007               6.7% Notes due 4/16/2012
     6.56% Series IV due 12/5/2007              7.4% Internotes due 12/17/2012
     6.56% Series IV due 12/5/2007              7.5% Internotes due 12/17/2012
     6.6% Internotes due 12/17/2007             7.5% Internotes due 1/15/2013
     6.7% Internotes due 12/17/2007             7.5% Internotes due 1/15/2013
     6.34% Series IV due 12/18/2007             7.5% Internotes due 1/15/2013
     7% Internotes due 1/15/2008                7.15% Internotes due 3/15/2013
     6.9% Internotes due 1/15/2008              7.05% Internotes due 3/15/2013
     6.75% Internotes due 1/15/2008             6.875% Notes due 10/15/2017
     6.15% Internotes due 1/15/2008             6.75% Notes due 1/18/2028
     6.2% Internotes due 2/15/2008              6.5% Notes due 12/1/2028
                                                7% Notes due 6/1/2032


            (Title of each class of securities covered by this Form)

                                      NONE
       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

 Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)       [X]           Rule 12h-3(b)(1)(i)       [X]
Rule 12g-4(a)(1)(ii)      [ ]           Rule 12h-3(b)(1)(ii)      [ ]
Rule 12g-4(a)(2)(i)       [ ]           Rule 12h-3(b)(2)(i)       [ ]
Rule 12g-4(a)(2)(ii)      [ ]           Rule 12h-3(b)(2)(ii)      [ ]
                                        Rule 15d-6                [ ]

Approximate number of holders of record as of the certification or notice date:
204

Pursuant to the requirements of the Securities Exchange Act of 1934, Sears Roebuck Acceptance Corp., has caused this certificate/notice to be signed on its behalf by the undersigned duly authorized person.

Dated:  June 3, 2005

                                      SEARS ROEBUCK ACCEPTANCE CORP.

                                      By:    /s/ Keith E. Trost
                                             -----------------------------------
                                          Name: Keith E. Trost
                                          Title: President